Exhibit 99.1

Acadia Realty Trust Announces Third Quarter 2004 Operating Results; Strong Growth, Occupancy Gains and Positive Leasing Spreads; External Growth Initiatives Continue

    NEW YORK--(BUSINESS WIRE)--Nov. 1, 2004--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") and owner and operator of shopping centers anchored by grocery and value-oriented retail, today reported operating results for the quarter and nine months ended September 30, 2004. All per share amounts discussed below are on a fully diluted basis.

    Third Quarter and Year-to-Date 2004 Highlights

    Quarterly earnings of $0.23 per share after reserving for a potential one-time charge of $0.02 as a result of flood damage

    -- Excluding this charge, FFO of $0.25 per share represents a 12% increase over third quarter 2003

    --  Earnings per share for the quarter of $0.10

    Same-store net operating income up 3.2% year-to-date

    -- Portfolio occupancy of 89.1% up 60 basis points over second quarter 2004 and up 1.3% over third quarter 2003

    -- Rent spreads on new and renewal leases which commenced during the period increased 15% over the previous rents on a cash basis

    Balance sheet ratios remain strong - Coverage ratios strengthen

    --  Conservative dividend payout ratio of 67%

    --  3 to 1 fixed-charge coverage

    --  37% debt to total market capitalization

    External growth initiatives continue with RCP Venture acquisition and New York City Urban/Infill redevelopment program

    --  Acadia completes its first investment in the Retailer
        Controlled Property ("RCP") Venture with an investment in the acquisition of the 257 store Mervyn's from Target Corporation

    -- Launches New York City Urban/Infill redevelopment program with acquisition of two redevelopment projects

    Third Quarter Operating Results - Earnings up 12% after adjusting for one-time charge as a result of flood damage

    Earnings per share on a fully diluted basis was $0.10 for third quarter 2004 compared to $0.09 for third quarter 2003. For the nine months ended September 30, 2004 and 2003, earnings per share was $0.32 and $0.31, respectively.
    Funds from operations ("FFO") for the quarter ended September 30, 2004 was $7.2 million, or $0.23 per share, compared to $6.7 million, or $0.23 per share for the third quarter 2003. FFO for the nine months ended September 30, 2004 was $22.4 million, or $0.73 per share compared to $0.73 per share for the same period in 2003. It is important to note that FFO for the quarter and nine months ended September 30, 2004 included a non-recurring charge to reserve for a potential payment of approximately $730,000, or $0.02 per share, related to flood damage incurred at the Mark Plaza located in Wilkes-Barre, PA as previously announced by the Company. The Insurance Services Organization ("ISO") has extended the hurricane classification of Hurricane Ivan to include various states, including Pennsylvania. Under the terms of the Company's insurance policy, a maximum deductible of approximately $730,000 would apply in the event the flood damage was the direct result of a "named" storm. Although final determination has not yet been made as to whether the flood damage at the Mark Plaza resulted directly from Hurricane Ivan, the Company has determined it appropriate to reserve its maximum exposure.

    Portfolio Activity - Same Store Net Operating Income ("NOI') up
3.2% YTD

    Same store NOI for the retail portfolio increased 3.2% year-to-date over the same nine month period in 2003. The favorable variance was primarily the result of increased rents in the core portfolio from leasing and redevelopment activities. Quarter over quarter, NOI was down 0.5% primarily due to the timing of estimated provisions for specific potential tenant defaults.
    September 30, 2004 occupancy of 89.1% was up 60 basis points over the June 30, 2004 occupancy of 88.5%, which was primarily the result of broad-based portfolio occupancy gains. On a year-over-year basis, Acadia's portfolio occupancy increased by 1.3% compared to 87.8% at September 30, 2003.
    During the third quarter 2004, Acadia executed new and renewal leases approximating 231,000 square feet. Rent spreads on new and renewal leases which commenced during the period increased 15% over the previous rents on a cash basis.

    Balance Sheet - Maintaining Strong Ratios and Reducing Interest
Rate Exposure

    During the quarter, Acadia further reduced its interest rate exposure by locking in interest rates and extending the maturity on $15.0 million of mortgage debt. As a result, 79% of the Company's total mortgage debt, inclusive of long-term interest rate swaps and the Company's pro-rata share of JV debt, is now fixed-rate. This has been accomplished while maintaining a low blended cost of debt of 5.8% as of September 30, 2004, as compared to 6.1% as of the beginning of the year.
    In connection with Acadia's plans to refinance its debt at the Crossroads Shopping Center, it is currently contemplated that the Company will terminate an interest rate swap that currently hedges the related variable-rate mortgage debt. The cost to settle this swap is currently estimated at approximately $1.4 million. After taking into effect the forecasted interest rate savings, the refinancing is projected to be financially accretive. Importantly, the transaction will further reduce Acadia's exposure to interest rate risk by extending the maturity as well as increasing the fixed-rate portion of Acadia's debt from 79% to 88%. The Company is currently in consultation with its auditors and derivative consultants to determine the appropriate accounting treatment for this transaction, which potentially could result in either an immediate charge of $1.4 million, or $0.045 per share, in the current year, or amortization over future periods. Management's 2004 earnings guidance does not currently incorporate a full charge in the current year and, if appropriate, would be revised accordingly.
    As of September 30, 2004, Acadia maintained its solid balance sheet position as reflected in its financial ratios as follows (all ratios include the Company's pro-rata share of unconsolidated joint venture debt and interest expense):

    --  Debt to total market capitalization at quarter-end was 37%

    -- Fixed-charge ratio was 3.0 times (EBITDA / interest expense plus preferred distributions)

    --  Dividend payout ratio was 67% of FFO

    External Growth Initiatives

    Retailer Controlled Property ("RCP") Venture

    During the third quarter, Acadia completed its first investment through its recently formed RCP Venture. A total of $23.2 million was invested by AKR Funds I and II into an affiliate of Lubert-Adler/Klaff, which is part of the investment consortium, along with Sun Capital Partners, Inc. and Cerberus Capital Management, L.P., that acquired the 257 store Mervyn's department store chain from the Target Corporation for $1.175 billion. This was the first investment for AKR Fund II, Acadia's second discretionary acquisition fund which was launched during the second quarter of 2004 with $300 million of committed capital.

    Launches New York Urban/Infill Redevelopment Program with Two New
Projects

    The Company announced the launching of its New York Urban/Infill program with the acquisition of 400 East Fordham Road in The Bronx, NY for $30 million. In conjunction with its development partner, P/A Associates, Acadia acquired the six-story, retail and commercial building, which is anchored by a multi-level Sears. It is anticipated the redevelopment will commence in 2007, which is the scheduled expiration of Sears' current lease term. The total cost of the redevelopment project, including the acquisition cost, is estimated to be between $35 and $40 million, depending on the ultimate scope of the project. Upon completion of the redevelopment, it is anticipated the project will earn an unleveraged yield in excess of 10%.
    In October, Acadia announced its second urban in-fill project, a 95-year ground lease to redevelop a 16-acre site in Pelham Manor, NY, located 10 miles from Manhattan. Currently the site includes 320,000 square feet of warehouse space. The redevelopment contemplates demolishing the existing warehouse buildings and replacing them with a 200,000 or greater square foot multi-anchor community retail center. Acadia anticipates the redevelopment will cost between $30 to $40 million, with construction projected to commence in the next 12 to 24 months. Prior to commencement of the redevelopment process, the ground rent paid by Acadia is projected to equal the warehouse rents collected. Upon stabilization, the property is projected to generate an unleveraged yield also in excess of 10%.

    Earnings Outlook

    Guidance for 2004

    The Company maintains its current earnings guidance for 2004, as adjusted for a $0.02 per share non-recurring charge related to flood damage as previously discussed. As such the Company's 2004 FFO forecast range has been adjusted to a range of $0.97 to $0.99. On an earnings per share basis, the Company currently forecasts $0.42 to $0.44 per share. This FFO and earnings per share forecast is also subject to the final determination of the appropriate accounting for the interest rate swap transaction at the Crossroads Shopping Center as previously discussed.

    Preliminary Guidance for 2005

    The Company currently forecasts its 2005 FFO will range from $1.00 to $1.09 per share. 2005 earnings per share is expected to range from $0.46 to $0.55 per share. This guidance is based on current expectations and is forward-looking. The variation in the low and high end of this range is primarily a result of the level of projected acquisition activity.
    The following is a reconciliation of the calculation of FFO per share and earnings per share:


Guidance Range for 2005                                   Low    High
----------------------------------------------------------------------
Earnings per share                                       $0.46  $0.55
Depreciation of real estate and amortization of leasing
 costs:
   Wholly owned and consolidated partnerships             0.47   0.47
   Unconsolidated  partnerships                           0.07   0.07
                                                          -----  -----
Funds from operations                                    $1.00  $1.09
                                                          =====  =====

    Management will discuss the 2004 and 2005 earnings guidance during tomorrow's conference call.

    Management Comments

    Commenting on the results for the quarter, Kenneth Bernstein, President and CEO, stated, "We are quite pleased with our third quarter results. Along with the solid performance of our core portfolio evidenced by NOI growth, occupancy gains and positive leasing spreads, our exciting external growth initiatives are combining nicely to enable us to create continued growth and long-term shareholder value"

    Investor Conference Call

    Mr. Bernstein and Michael Nelsen, Sr. Vice President and CFO, will conduct a conference call November 1, 2004 at 2:00 PM EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-339-2688 (internationally 617-847-3007). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com.
    If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 35386914. The phone replay will be available through Sunday, November 7, 2004.
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns, or has interests in, and operates 70 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.
    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
    EBITDA is a widely used financial measure in many industries, including the REIT industry, and is presented to assist investors and analysts in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of operating performance, such as gains (or losses) from sales of property and depreciation and amortization and is used in computing various financial ratios as a measure of operational performance. The Company computes EBITDA as the sum of net income before extraordinary items plus interest expense, depreciation, income taxes and amortization, less any gains (losses including impairment charges) on the sale of income producing properties. The Company's method of calculating EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDA does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Refer to the Company's Financial and Operating Reporting Supplement for the quarter as posted on its website and included in the Company's filing on Form 8K with the Securities and Exchange Commission for a reconciliation of EBITDA.
    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
  For the Quarters and Nine Months ended September 30, 2004 and 2003
             (amounts in thousands, except per share data)
  ==================================================================
                         STATEMENTS OF INCOME

                                     For the           For the nine
                                  quarters ended       months ended
        Revenues                  September 30,        September 30,
                                 2004      2003        2004      2003
                              --------  --------    --------  --------
Minimums rents               $ 13,124  $ 12,635    $ 39,304  $ 37,350
Percentage rents                  147       156         569       545
Expense reimbursements          3,385     3,012      10,188     9,625
Other property income             171       169         499       481
Management fee income           1,548       489       3,100     1,418
Interest income                   318       243         918       657
Other                              14        --         210     1,218
                              --------  --------    --------  --------
     Total revenues            18,707    16,704      54,788    51,294
                              --------  --------    --------  --------
     Operating expenses

Property operating              4,316     2,957      11,860    10,700
Real estate taxes               2,461     2,288       6,900     6,297
General and
 administrative                 2,674     2,786       7,585     7,931
Depreciation and
 amortization                   3,928     3,788      11,905    11,277
                              --------  --------    --------  --------
     Total operating
      expenses                 13,379    11,819      38,250    36,205
                              --------  --------    --------  --------
Operating income                5,328     4,885      16,538    15,089
Equity in earnings of
 unconsolidated
 partnerships                     483       629       1,533     1,777
Interest expense               (2,958)   (2,882)     (8,464)   (8,413)
Gain on sale                      423       (25)        931     1,187
Minority interest                (381)     (183)     (1,029)   (1,310)
                              --------  --------    --------  --------
Net income - Basic              2,895     2,424       9,509     8,330
Distributions -
 Preferred OP Units                --        50          --       100
                              --------  --------    --------  --------
Net income - Diluted         $  2,895  $  2,474    $  9,509  $  8,430
                              ========  ========    ========  ========
 Net income per Common
      Share - Basic

Weighted average Common
 Shares                        29,254    27,236      28,692    26,338
                              ========  ========    ========  ========
 Net income per Common
  Share                      $    .10  $    .09    $    .33  $    .32
                              ========  ========    ========  ========
 Net income per Common
     Share - Diluted
Weighted average Common
 Shares                        29,848    28,300      29,389    27,142
                              ========  ========    ========  ========
 Net income per Common
  Share                      $    .10  $    .09    $    .32  $    .31
                              ========  ========    ========  ========





                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
  For the Quarters and Nine Months ended September 30, 2004 and 2003
             (amounts in thousands, except per share data)
=====================================================================
      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (2)


                                   For the              For the nine
                                quarters ended          months ended
                                 September 30,          September 30,
                                2004       2003        2004      2003
                             --------   --------     -------  --------

Net income                  $  2,895   $  2,424     $ 9,509  $  8,330
Depreciation of real
 estate and amortization
 of leasing costs:
   Wholly owned and
    consolidated
    partnerships               3,588      3,571      10,672    10,541
   Unconsolidated
    partnerships                 586        547       1,707     1,557
Income attributable to
 minority interest in
 Operating
   Partnership                    57        117         244       758
                             --------   --------     -------  --------
Funds from operations -
 Basic                         7,126      6,659      22,132    21,186
Distributions -
 Preferred OP Units               88         50         248       150
                             --------   --------     -------  --------
Funds from operations -
 Diluted                    $  7,214   $  6,709     $22,380  $ 21,336
                             ========   ========     =======  ========
 Funds from operations
    per share - Basic
Weighted average Common
 Shares and OP Units (3)      29,680     28,463      29,359    28,452
                             ========   ========     =======  ========
Funds from operations
 per share                  $    .24   $    .23     $   .75  $    .74
                             ========   ========     =======  ========
 Funds from operations
   per share - Diluted
Weighted average Common
 Shares and OP Units
 (1),(3)                      30,796     29,528      30,548    29,255
                             ========   ========     =======  ========
Funds from operations
 per share                  $    .23   $    .23     $   .73  $    .73
                             ========   ========     =======  ========





                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            As of September 30, 2004 and December 31, 2003
             (amounts in thousands, except per share data)
=====================================================================
                  SELECTED BALANCE SHEET INFORMATION

                                            September 30, December 31,
                                                  2004        2003
                                            --------------------------

Cash and cash equivalents                      $   13,091  $   14,663
Rental property, at cost                          432,517     427,628
Total assets                                      433,380     388,184
Mortgage notes payable                            225,004     190,444
Total liabilities                                 243,976     208,765
     Fixed rate debt: (4)                         170,470     156,433
          % of outstanding debt                       76 %        82 %
          Weighted average interest rate             6.5 %       6.6 %
     Variable rate debt (4)                    $   54,536  $   34,011
          % of outstanding debt                       24 %        18 %
          Weighted average interest rate             3.1 %       2.9 %
Total weighted average interest rate                 5.7 %       5.9 %


    Notes (amounts in thousands):

    (1) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares.

    (2) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

    (3) In addition to the weighted average Common Shares outstanding, diluted FFO also assumes full conversion of a weighted average 425 and 1,228 OP Units into Common Shares for the quarters ended September 30, 2004 and 2003, respectively and 667 and 2,113 OP Units into Common Shares for the nine months ended September 30, 2004 and 2003, respectively. For 2004, diluted FFO also includes the assumed conversion of Preferred OP Units into 523 Common Shares and 492 Common Shares for the quarter and nine months ended September 30, 2004, respectively.

    (4) Fixed-rate debt includes $86,289 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.

    CONTACT: Acadia Realty Trust
             Jon Grisham, 914-288-8142